SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G

                                (Amendment No. )

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                      Momentum Business Applications, Inc.
                      ------------------------------------
                                (Name of Issuer)


                Class A Common Stock, par value $0.001 per share
                ------------------------------------------------
                         (Title of Class of Securities)


                                   60877P-10-8
                                   -----------
                                 (CUSIP Number)


                                  June 5, 2000
                                ----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1(b)
      |X| Rule 13d-1(c)
      |_| Rule 13d-1(d)



                                Page 1 of 6 Pages

                                  SCHEDULE 13G

CUSIP No.  60877P-10-8                                         Page 2 of 6 Pages
--------------------------------------------------------------------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            The Jay Goldman Master Limited Partnership

--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|

                                                                    (b) |_|

3)    SEC USE ONLY

4)    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                     5)   SOLE VOTING POWER

      NUMBER                     117,160
      OF             -----------------------------------------------------------
      SHARES         6)   SHARED VOTING POWER
      BENEFICIALLY
                                    0
                     -----------------------------------------------------------
      OWNED BY       7)   SOLE DISPOSITIVE POWER
      EACH
      REPORTING                 117,160
      PERSON         -----------------------------------------------------------
      WITH           8)   SHARED DISPOSITIVE POWER

                                    0
--------------------------------------------------------------------------------
9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 117,160
--------------------------------------------------------------------------------
10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                    |_|
--------------------------------------------------------------------------------
11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                               2.5%
--------------------------------------------------------------------------------
12)   TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

                                        SCHEDULE 13G

CUSIP No.  60877P-10-4

                  Page 3 of 6 Pages
-----------------------------------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Woodmont Investments Limited

--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|

                                                                    (b) |_|

3)    SEC USE ONLY

4)    CITIZENSHIP OR PLACE OF ORGANIZATION

         British Virgin Islands
--------------------------------------------------------------------------------
                     5)   SOLE VOTING POWER

      NUMBER                     119,837
      OF             -----------------------------------------------------------
      SHARES         6)   SHARED VOTING POWER
      BENEFICIALLY
                                    0
                     -----------------------------------------------------------
      OWNED BY       7)   SOLE DISPOSITIVE POWER
      EACH
      REPORTING                 119,837
      PERSON         -----------------------------------------------------------
      WITH           8)   SHARED DISPOSITIVE POWER

                                    0
--------------------------------------------------------------------------------
9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 119,837
--------------------------------------------------------------------------------
10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                    |_|
--------------------------------------------------------------------------------
11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                               2.6%
--------------------------------------------------------------------------------
12)   TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

                                  Schedule 13G
                                  ------------

Item 1(a).  Name of Issuer:

                Momentum Business Applications, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

                4301 Hacienda Drive, Suite 410
                Pleasanton, CA  94588

Item 2(a).  Name of Person Filing:

                The Jay Goldman Master Limited Partnership
                Woodmont Investments Limited

Item 2(b).  Address of Principal Business Office or, if None, Residence:

                The Jay Goldman Master Limited Partnership
                ------------------------------------------

                  745 Fifth Avenue, Suite 1103
                  New York, New York  10151

                Woodmont Investments Limited
                ----------------------------

                  Craigmuir Chambers
                  P.O. Box 91
                  Road Town, Tortola
                  British Virgin Islands

Item 2(c).  Citizenship:

                The Jay Goldman Master Limited Partnership
                ------------------------------------------

                  Delaware

                Woodmont Investments Limited
                ----------------------------

                  British Virgin Islands

Item 2(d).  Title of Class of Securities:

                Class A Common Stock, par value $0.001 per share

Item 2(e).  CUSIP Number:

                60877P-10-8

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

         (a) |_| Broker or Dealer Registered Under Section 15 of the Act (15 U.S.C. 78o)

         (b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

         (c) |_| Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

         (d) |_| Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

         (e) |_| Investment Adviser in accordance withss.240.13d-1(b)(1)(ii)(E)

         (f) |_| Employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F)

         (g) |_| Parent Holding Company or control person in accordance with ss.240.13d-1(b)(ii)(G)

         (h) |_| Savings Association as defined inss.3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

         (i) |_| Church plan that is excluded from the definition of an investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

         (j) |_|  Group, in accordance withss.240.13d-1(b)(ii)(J)

Item 4.  Ownership.

         The Jay Goldman Master Limited Partnership
         ------------------------------------------

         (a)  Amount beneficially owned:  117,160

         (b)  Percent of class:             2.5%

         (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or to direct the vote:           117,160

               (ii) Shared power to vote or to direct the vote:               0

               (iii) Sole power to dispose or to direct the
                     disposition of:                                    117,160

               (iv) Shared power to dispose or to direct the disposition of:  0

         Woodmont Investments Limited
         ----------------------------

         (a)  Amount beneficially owned:  119,837

         (b)  Percent of class:              2.6%

         (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or to direct the vote:           119,837

               (ii) Shared power to vote or to direct the vote:              0

               (iii) Sole power to dispose or to direct the
                     disposition of:                                   119,837

               (iv) Shared power to dispose or to direct the disposition of: 0

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not applicable

Item 8. Identification and Classification of Members of the Group or Control Person.

            Not applicable

Item 9.  Notice of Dissolution of Group.

            Not applicable

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURES

         After reasonable inquiry and to the best knowledge of my knowledge and belief, the undersigned, certifies that the information set forth in this statement is true, complete and correct.

Date:  June ___, 2000


                                    THE JAY GOLDMAN MASTER LIMITED PARTNERSHIP


                                    By /s/
                                       --------------------------------------
                                       Name:
                                       Title:

                                    WOODMONT INVESTMENTS LIMITED


                                    By /s/
                                       --------------------------------------
                                       Name:
                                       Title: